UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

Pursuant  to   Section   13  or   15(d)  of  the Securities  Exchange  Act
                                 of  1934
Date  of Report  (Date of earliest  event  reported): January 6, 2004


                              Sono-Tek Corporation
             (Exact name of registrant as specified in its charter)

                         Commission File Number: 0-16035

           New York                                             14-1568099
(State of Incorporation)                               (I.R.S. Employer ID No.)


2012 Route 9W, Milton, New York                                    12547
(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code (845) 795-2020

ITEM 7:  FINANCIAL INFORMATION AND EXHIBITS


         c. Exhibits:

         Exhibit No.                Exhibit Description
      ---------------            -----------------------
99.1 Press release issued by Registrant, dated as of January 6, 2004.

ITEM 9:  REGULATION FD DISCLOSURE

The information contained in this Item 9 of this Current Report on Form 8-K is being furnished pursuant to "Item 12. Results of Operations and Financial Condition" in accordance with SEC Release No. 33-8216.

On October 15, 2003, the Registrant issued a press release announcing its financial results for the quarterly period ending November 30, 2003. A copy of the earnings release is attached as Exhibit 99.1.


                                   Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONO-TEK CORPORATION

By:      /s/ Christopher L. Coccio
         Christopher L. Coccio
         Chief Executive Officer

January 6, 2004

                                                                    Exhibit 99.1

Sono-Tek Announces Its Third Quarter Earnings
Tenth Consecutive Profitable Quarter


(January 6, 2004-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $945,745 for the three months ended November 30, 2003, an increase of 26% or $197,709 compared to sales of $748,036 for the same period of last year. For the nine months ended November 30, 2003, the Company reported sales of $2,395,002 as compared to $2,234,027 for the same period of last year, an increase of seven (7) percent. The increase in sales is due to an increase in sales of solder flux application systems. Operating income for the first nine months of the year was $208,491 or 9% of sales compared to $138,151 or 6% of sales for the prior year period.
For the nine and three month periods ended November 30, 2003, the Company had net income of$85,277 and $68,482, respectively, as compared to $56,934 and $20,533 for respective the prior year periods.

The balance sheet is improved from last year at this time with working capital at $569,769 at November 30, 2003 from working capital of $211,182 last year and shareholders' deficiency reduced from $707,620 at November 30, 2002 to $552,612 at November 30, 2003. Management has taken action to preserve working capital by seeking longer term financing, and by restructuring agreements with current lenders to defer payments of principal.

The Company has experienced a turn-around in profitability during the last ten quarters as a result of changes in management, discontinuance of unprofitable business segments, reductions in the cost structure, and settlements with creditors. The Company has benefited from maintaining a stable work force and a cohesive management team. The Company expects these benefits to be strategic assets as the economy recovers. The Company has returned its focus to its core business, ultrasonic nozzles and systems, and has been expanding beyond its traditional electronics industry offerings by developing new uses for its products in the growing medical products field, the defense industry, metal powder manufacturing, nanotechnology coatings, non-wovenfabrics, and spray drying.

According to Dr. Christopher L. Coccio, Sono-Tek's CEO and President, "The Company has noted a resurgence in new business prospects during this quarter particularly in the electronics markets with new orders for the Company's latest solder flux application system, the SonoFlux 2000F. Also we have experienced continued demand for our new nozzle systems for spraying liquid metals, the "Molten Mist". Additionally, we have sold many systems specifically designed for applying anti-restenosis drug coatings to arterial stents. Customers in the nanotechnology business continue to use our ultrasonic nozzle systems to apply nanophase liquids to their products and we are optimistic about additional opportunities in this growing business area. We are continuing to develop coating systems for medical device customers and other customers in a diverse range of industries".

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which include Form 10-KSB and Form 10-QSBs containing additional important information.




Sono-Tek Corporation

Selected Financial Data:
                                     Nine Months               Three Months
                                 Ended November 30,         Ended November 30,
                                    2003      2002         2003          2002

Net Sales                       $2,395,002 $2,234,027   $945,745      $748,036

Net Income                         $85,277    $56,934    $68,482       $20,533

Basic Earnings Per Share -           $0.01      $0.01      $0.01         $0.00

Diluted Earnings Per Share -         $0.01      $0.01      $0.01         $0.00

Weighted Average Shares
            - Basic            9,200,161  9,105,422   9,200,161  9,200,161

            - Diluted         10,582,278 10,300,229  10,943,467  9,779,139